NEWS RELEASE
FOR IMMEDIATE RELEASE                                   CONTACT: BRIAN L. BEADLE
MARCH 1, 2000                                                      PRESIDENT/CEO
                                                            PHONE:  715 268-7105

         Amery, WI (March 1, 2000) Northwest Equity Corp. (NASDAQ:nweq) the holding company of Northwest Savings Bank, held a Special Meeting of Shareholders on Tuesday, February 29, 2000, at 2:00 P.M., at 608 Harriman Ave. S., Amery, Wisconsin, to consider and vote upon the following matters:

         1. To approve and adopt an Agreement and Plan of Merger, dated as of February 16, 1999, as amended (the "Merger Agreement") among Bremer Financial Corporation, a Minnesota corporation ("Bremer"), Bremer Acquisition Corporation, a Wisconsin corporation and the Company for the merger of the Company with and into Bremer Acquisition Corporation.

         2. To adjourn the Special Meeting, to solicit additional votes in favor of the Merger Agreement in the event that the required vote for approval and adoption of the Merger Agreement has not been obtained by the date of the Special Meeting.

         3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

         The results of the voting were as follows:

         Matter 1. Approval of the Merger Agreement

         1. The affirmative vote of 50 % of the issued and outstanding shares of Common Stock is required for the approval of the Merger Agreement. The votes were as follows:

         617,547 or 74.82% of the issued and outstanding  shares of Common Stock voted For;
         6,477 or 0.78% voted Against; and
         1,200 or 0.14% Abstain

The Merger Agreement was approved by the shareholders of the Company.

The closing of the transaction in accordance with the terms of the agreement is tentatively scheduled for March 21, 2000.